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                                 EXHIBIT 99.1

                                         Merkert American Corporation
                                         490 Turnpike Street
                                         Canton, MA 02021
                                         (Nasdaq/NMS: MERK)

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AT THE COMPANY                           AT THE FINANCIAL RELATIONS BOARD
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
Gerald Leonard, President                Analyst Info:   Lynn Sawyer-Landau
   and Chief Executive Officer           General Info:   Joseph Calabrese/Paula Schwartz
Joseph Casey, Chief Financial Officer    Media Info:     Judith Sylk Siegel
(718) 828-4800                                           (212) 561-8030
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                 MERKERT AMERICAN AGREES IN PRINCIPLE TO TERMS
                 ---------------------------------------------
                          OF AMENDED CREDIT FACILITY
                          --------------------------

     Merkert American Corporation (Nasdaq/NMS:MERK), a leading provider of outsourced sales and marketing services to manufacturers, suppliers and producers of food products and consumer goods -- and the only publicly-traded food broker in the United States -- reported today that it has entered into an agreement with First Union National Bank to amend its senior credit facility following the planned merger with Richmont Marketing Specialists Inc. ("Richmont").

     First Union has agreed to waive Merkert American's defaults as of June 30, 1999 under its financial covenants and to consent to the merger with Richmont, subject to the parties finalizing and executing the definitive documentation for the amended credit facility. Merkert American expects to close the merger with Richmont shortly following the shareholders meeting on August 18, 1999, subject to shareholder approval.

     The amended credit facility will continue to provide for a $50 million term loan and a $25 million revolving line of credit and will otherwise be substantially similar to Merkert American's existing credit facility with certain amended terms. The amended credit facility requires the payment of a consent fee equal to 1% of the aggregate amount of the credit facility ($750,000) payable upon either (i) syndication or refinancing the facility and
(ii) a default under the facility. The amendment also requires the payment of a syndication fee of $250,000 on March 31, 2000 if the credit facility has not been syndicated by that time, with additional fees of $350,000 at June 30, 2000 and $150,000 at the end of each month thereafter until the credit facility has been syndicated. Other amendments include determining compliance with the EBITDA covenant on a monthly instead of quarterly basis, revising the EBITDA threshold for September 30, 1999 and December 31, 1999 to reflect recent financial results, revising the interest coverage covenant to conform to the corresponding covenant in Richmont's 10 1/8% senior subordinated notes and basing the interest rate on the Prime Rate option instead of the LIBOR option. The Borrowing Base will be expanded to include an agreed upon portion of
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Richmont's accounts receivables. The amended credit facility also contemplates that Merkert American will eliminate the minimum annual fee of $1 million payable to Monroe & Company, LLC and Richmont Capital Partners, I, L.P. under the new advisory agreement and defer payment of Richmont closing fees otherwise payable to the same advisors until the amended credit facility has been syndicated.

                                      ***

Merkert American, based in Canton, Massachusetts, provides outsourced sales, marketing and merchandising services to manufacturers of food and other consumer products. Merkert American is one of the five largest food brokers in the United States and the only food broker with comprehensive coverage of the eastern United States. Merkert American represents more than 750 manufacturers and 70,000 food and non-food stock-keeping units, and does business with key retailers in 25 states.

                                      ***

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involved unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of Merkert American. Actual events, performance and results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. The factors which may cause such differences include, among other things, Merkert American's ability to consummate any of the transactions contemplated by the letters of intent to which Merkert American is a party; Merkert American's ability to successfully integrate any future and past acquisitions, the stockholder vote or other conditions relating to the Richmont merger; principal realignment as a result of the proposed merger, the competitive environment; and general economic conditions. For further information, please refer to the Company's filing with the Securities and Exchange Commission.

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